Exhibit 10.18

2007 EXECUTIVE BONUS PLAN

PERFORMANCE AWARD AGREEMENT

THIS 2007 EXECUTIVE BONUS PLAN PERFORMANCE AWARD AGREEMENT (the “Agreement”), entered into as of March 14, 2007, is made by and between FLIR Systems, Inc. (“Company”), an Oregon corporation, and                      (“Employee”), an employee of Company, pursuant to the terms and conditions of the FLIR Systems, Inc. 2007 Executive Bonus Plan (the “Plan”), which provides for cash Performance Awards to certain key executives. Any defined term not otherwise defined herein shall have the meaning set forth in the Plan.

1. Terms of Performance Award. Subject to shareholder approval of the Plan at the next annual meeting of Company’s shareholders, Company hereby grants to Employee the opportunity to earn a cash Performance Award pursuant to the terms of the Plan and this Agreement. In addition to the terms and conditions set forth in the Plan, the following terms shall apply for purposes of determining the Performance Award of Employee for the Performance Period beginning January 1, 2007:

a. The Performance Period shall be the calendar year beginning January 1, 2007.

b. The Performance Goal for the Performance Period shall be Company achieving $1.52 fully diluted earnings per share.

c. The Employee Target Award for the Performance Period shall be $                    .

d. Subject to the cap on the amount of a Performance Award, as provided in Section 6(e) of the Plan, the Employee Target Award under the Plan shall increase or decrease four percent (4%) for every incremental increase or decrease of $0.01 from Company target earnings per share of $1.52

e. The Compensation Committee of the Board of Directors of Company may, in its sole discretion, elect to pay Employee an amount (including zero) that is less than the Employee’s Employee Target Award (or attained percentage thereof) regardless of the degree of attainment of the Performance Goals.

2. Miscellaneous. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior communications, representations and negotiations in respect thereto. The terms and conditions of Employee’s Performance Award for the Performance Period set forth herein shall be governed by this Agreement and the Plan. Should the terms and conditions of this Agreement conflict with the Plan, the terms and conditions of the Plan will control. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be modified only in writing signed by the original parties hereto, their successors, or by their authorized representatives.

IN WITNESS WHEREOF, this Agreement has been executed by the parties effective as of the date set forth above.

EMPLOYEE	FLIR SYSTEMS, INC.

By:
[INSERT NAME]	Name:
Title:

2007 EXECUTIVE BONUS PLAN PERFORMANCE AWARD AGREEMENT